Exhibit 107
Calculation of Filing Fee Table
S-3
(Form Type)
Rockley Photonics Holdings Limited
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to be Paid	Debt	Debt Securities	457(o)

	Debt Convertible into Equity	Debt Securities	457(o)

	Non- Convertible Debt	Debt Securities	457(o)

	Equity	Ordinary Shares, par value $0.000004026575398 per share	457(o)

	Equity	Preferred Shares, par value $0.000004026575398 per share	457(o)

	Other	Depositary Shares	457(o)

	Other	Warrants	457(o)

	Other	Rights	457(o)

	Unallocated (Universal) Shelf	—	457(o)	$300,000,000	0.0000927	$27,810

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts			$300,000,000

	Total Fees Previously Paid					—

	Total Fee Offsets					—

	Net Fee Due					$27,810
This registration statement registers such indeterminate number or amount of debt securities, ordinary shares, preferred shares, depositary shares, warrants to purchase any combination of the foregoing securities, and rights, as may from time to time be issued at indeterminate prices, with an aggregate initial offering price not to exceed $300,000,000. Subject to the preceding sentence, this registration statement also registers an indeterminate principal amount or number of shares of debt securities, preferred shares or ordinary shares that may be issued upon conversion of, or in exchange for, debt securities or preferred shares registered hereunder or upon exercise of warrants registered hereunder, as the case may be, and an indeterminate number of depositary shares to be evidenced by depositary receipts issued pursuant to a deposit agreement. If the Registrant elects to offer to the public fractional or aggregated share interests in preferred shares registered hereunder, depositary receipts will be distributed to those persons purchasing such fractional interests, and the preferred shares will be issued to the depositary under the deposit agreement.

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